EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Forest Laboratories, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8, filed with the Securities and Exchange Commission on October 28, 1994, October 18, 1998 and October 26, 2000 and Form S-3 filed with the Securities and Exchange Commission on November 30, 1993, of Forest Laboratories, Inc. and Subsidiaries of our reports dated June 9, 2006, relating to the consolidated financial statements, financial statement schedules and the effectiveness of Forest Laboratories, Inc. and Subsidiaries' internal control over financial reporting appearing in the Company's Annual Report on Form 10-K as of and for the year ended March 31, 2006.

 /s/ BDO Seidman, LLP
BDO Seidman, LLP

New York, New York
June 14, 2006